Exhibit 99.2

Release Immediately

04-09-R

HERCULES NAMES CENISIO PRESIDENT OF FIBERVISIONS AND PINOVA;
APPOINTS FIALKOWSKI DIRECTOR, HERCULES
PROJECT MANAGEMENT OFFICE

Wilmington, DE, March 22, 2004...Hercules Incorporated (NYSE: HPC) announced today that Marco F. Cenisio has been named President, FiberVisions and President, Pinova.

Mr. Cenisio most recently served as Vice President, Europe and Business Director for the Hercules Pulp and Paper Division.

During his nearly 25 years of service with Hercules, he has held various positions in the Pulp and Paper Division, including positions in sales, product management, marketing and technical service.

Hercules also announced the appointment of Katy Fialkowski as Director, Hercules Project Management Office. The Project Management Office provides leadership and management for projects and initiatives critical to Hercules success.

Ms. Fialkowski joined Hercules in February, 2003 as Director, Work Process Redesign. Prior to joining Hercules, Ms. Fialkowski was Vice President, International Business Development for Partech International, a venture capital firm. Previous to that, she held positions with UUNET Technologies, General Electric Information Services Division and Unisys Corporation.

Craig Rogerson, President and CEO said: “These two individuals bring to their positions excellent business management and leadership skills. Their talents will contribute to the continued successful execution of our strategy.”

Mr. Cenisio holds a degree in Industrial Chemical Engineering from the Industrial Technical Institute Cannizzaro in Milan, Italy.

Ms. Fialkowski holds a Master Black Belt in Six Sigma with extensive experience in business process improvement. She holds a Bachelor’s degree from Bowling Green University.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491